Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 29, 2024, with respect to the consolidated financial statements of Senseonics Holdings, Inc. and subsidiary, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

McLean, Virginia
November 27, 2024